Regen BioPharma Inc.

A wholly owned subsidiary of Bio-Matrix Scientific Group Inc.

Dear Dave:

This letter is a follow up to our previous discussion about the Scientific Advisory Board (SAB) for Regen BioPharma Inc. (a majority owned subsidiary of Bio-Matrix Scientific Group Inc.). The function of the Scientific Advisory Board is to review research directions that Regen BioPharma Inc. may undertake, determining those projects which may lead to future developments / advancements in the field of stem cell therapy. Other areas may be pursued as well, with advice from this advisory board.

You will receive 500,000 shares of Bio-Matrix Common stock as consideration for participating in telephonic calls / conference calls and serving on Regen BioPharma Inc.'s Scientific Advisory Board. Under this SAB agreement, the frequency and timing of such calls will be approximately one call every month.

It is anticipated that members of the Scientific Advisory Board will potentially serve as primary research consultants to the Company as such projects are undertaken and a more extensive time commitment may be required. In such instances, compensation for such projects will be negotiated separately on a case-by-case basis between the Company and the consultant.

Thank you for your consideration,

David R. Koos
Chairman & CEO

P.S.: Please sign the bottom of this letter in your acceptance and fax back to me at 619.330.2328. Also, please email me a copy of your curriculum vitae in word format. Any usage of your name in any press releases will be submitted to you for review and comment before being released to the public.

Dr. David Suhy
32 Hurst Ct.
San Ramon, CA 94583

Cell: 925-858-9299.

(date: 9-11-18)